Exhibit 99.1

Enveric Biosciences Receives Notice of Allowance from USPTO for Development of Glycosylated Psilocybin Derivatives

Expands intellectual property portfolio with composition of matter and methods of use claims governing Enveric’s EVM301 Series of drug candidates

CAMBRIDGE, Mass., November 29, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced that it has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for a patent application pertaining to its EVM301 Series of molecules being developed as potential treatments for mental health disorders.

The soon-to-issue patent titled, “Glycosylated Psilocybin Derivatives and Methods of Using,” contains composition of matter and methods of use claims for a family of novel prodrug derivatives of glycosylated psilocybin. Enveric is progressing its EVM301 Series of compounds through lead generation and candidate characterization efforts as it aims to develop compounds that engage the serotonin 5HT2a receptor and other neurotransmitter receptors to promote neuroplasticity. The USPTO issues a Notice of Allowance after making the determination that a patent should be granted from an application.

“Extensive and multilayered intellectual property for our novel compounds is an important value driver for Enveric as we seek to develop improved treatments for patients living with severe and difficult to treat mental health disorders,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “This recent positive decision from the USPTO adds to the intellectual property for our EVM301 Series of molecules. These molecules have the potential to change the paradigm of treatment of depression and anxiety disorders. The clinical objective for this class of molecules is to generate therapeutic benefit without inducing the hallmark hallucinations associated with most psychedelic and psychedelic-inspired molecules. If the Company is successful in this effort, it could permit these molecules to be administered without requiring a healthcare professional to be present during treatment. When compared to the market of first-generation psychedelics under development, Enveric believes this new paradigm would significantly enhance the commercial potential for its EVM301 Series drug candidates.”

Enveric has filed multiple composition of matter patent applications with the USPTO and has submitted additional filings for companion Patent Cooperation Treaty and non-US national patent applications in pursuit of broad protections in target countries for both its EVM201 and EVM301 Series of compounds. To date, the USPTO has issued nine Notices of Allowance for patent applications claiming compounds in the EVM201 and EVM301 Series, and has granted two patents protecting EB-373, and one patent covering EVM301 series compounds.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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